                                                                    EXHIBIT 99.1


                                                                        Contact:
                                                                 David J. Foster
                                                         Chief Financial Officer
                                                                    650-716-1600
                                                           investor@argotech.com


            ARGONAUT TECHNOLOGIES REPORTS THIRD QUARTER 2004 RESULTS

     - Revenue from Core Products Up 4% vs. Q3 2003
     - Retains SG Cowen & Co to Evaluate Strategic Alternatives

REDWOOD CITY, CALIF. NOVEMBER 2, 2004 -- Argonaut Technologies, Inc. (Nasdaq:
AGNT) today reported financial results for the third quarter ended September 30, 2004. Net sales were $4.8 million for the quarter, compared to $5.2 million in the third quarter of 2003. Revenue from ongoing products was up 4% over the same period last year. The company's two major product areas, consumables and instruments, both generated single digit growth in the quarter. The decline in year-over-year total revenue is due in part to exiting non-strategic product lines during 2003 and the culmination of a contract R&D project.

"We continue to see interest in our products on a worldwide basis. Nevertheless, uncertainties associated with procurement cycles and instrument installation requirements at our customer's laboratories persist and make it difficult to accurately forecast revenue," said Lissa A. Goldenstein, Argonaut's president and chief executive officer. "As a consequence, our financial performance for this quarter came in below our expectations."

"As always, we remain committed to our customers' success and increased utilization of our tools to help them develop new chemical compounds at a much more rigorous pace. At the end of Q2 we launched our new ISOLUTE PPT+ protein precipitation plate targeted at the bioanalytical method development market. We are now seeing many of the initial trial orders converted into repeat orders. Order volume for the Advantage Series Products during the first three quarters of 2004 increased 31% compared to the first three quarters of 2003," continued Ms. Goldenstein. "The growth in orders for these products reflects the tremendous pressure on today's process chemists to develop robust, efficient, scaleable chemical processes quickly. Our customers continue to tell us that our products eliminate bottlenecks that hinder the productivity of chemists in pharmaceutical development and they appreciate the value of our essential customer support."


For the third quarter of 2004, the net loss was $3.5 million, or $(0.17) per share, compared to a net loss of $3.1 million, or $(0.15) per share, for the third quarter of 2003. Gross margin for the current period was 17% which includes the impact of a non-cash charge of $1.1 million that primarily reflected adjustments to inventory for the discontinuation of certain products and excess inventory. Excluding this non-cash charge, the gross margin was 39% for the quarter.

Operating expenses were $4.3 million in the third quarter of 2004 compared to $5.7 million in the third quarter of 2003. Operating expenses in the third quarter of 2003


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included a non-cash impairment charge of $1.6 million. During the third quarter of 2004, the Company completed a relocation of its corporate headquarters and an ancillary office. As a result, during the quarter the Company incurred additional cash costs for overlapping rent charges, moving expenses and new leasehold improvements, some of which will be reimbursed in the fourth quarter. Going forward, the Company estimates cost savings of $800-900,000 annually to be realized from this relocation.



As of September 30, 2004, Argonaut had approximately $11.9 million in cash, cash equivalents, short-term, and long-term investments. The Company had a net use of approximately $2.8 million in cash, cash equivalents, short-term, and long-term investments during the third quarter. Impacting the use of cash this quarter was the lower than expected revenue, the extra facility costs in California and the timing of reimbursements for leasehold improvements.

Ms. Goldenstein stated, "The entire management team recognizes the significance of managing our expenses to preserve the value of our assets for the benefit of our customers and our shareholders."

SG COWEN RETAINED
Argonaut Technologies also announced that it had retained SG Cowen & Co., LLC, an investment banking firm recognized for its leadership in the health care and technology industries, to review the company's strategic alternatives and to assist management and the Board of Directors in evaluating these alternatives which could include a sale of all or a portion of the Company, a merger, partnership, collaboration, restructuring or a combination of one or more of these or other alternatives.

CONFERENCE CALL DETAILS

Argonaut Technologies will discuss these financial results and its outlook during a conference call scheduled for today, Tuesday, November 2nd, at 2:00 p.m. Pacific / 5:00 p.m. Eastern. Interested parties may participate in the conference call by dialing 1-888-335-6974 (international callers dial:
1-973-935-2402). The call will also be available via live audio broadcast over the Internet at http://investor.argotech.com. For those unable to participate on the live call, a 24-hour replay will be available for seven days after the call at http://investor.argotech.com, or by calling 1-877-519-4471 (international callers dial: 1-973-341-3080) and giving the following pass code:
5343031.

ABOUT ARGONAUT TECHNOLOGIES, INC.

Argonaut Technologies, Inc. is a leading provider of consumables, instruments, and services designed to help the pharmaceutical industry accelerate drug development. The company's products enable chemists to increase productivity, reduce operating costs, achieve faster time to market, and test the increasing number of targets and chemical compounds available for drug development. Argonaut Technologies develops products in close consultation and collaboration with scientists from leading pharmaceutical companies. More than 1,200 customers use Argonaut's products worldwide.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). Argonaut disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such forward-looking statements include, without limitation, statements regarding the outlook for customer interest in our new and existing products, order volumes and related sales, pharmaceutical industry research and development and capital equipment spending, cost savings relating to our relocation, prospects for increasing revenue and achieving positive cash flow and our evaluation of potential strategic transactions. Any such forward-looking statements reflect the judgment of our management as of the date of this release, and involve risks and uncertainties, including the risk that cost savings and revenue growth may not be realized as quickly as anticipated or at all, the risk that the current slow period in our industry continues for longer than we expect or deteriorates further, with a reduction in demand for our products which could significantly impact our business and results of operations and the risk that we may not enter into a strategic transaction on acceptable terms or at all. These and other risk factors are discussed in Argonaut's Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 31, 2004, in its most recent quarterly report on Form 10-Q for the quarter ended June 30, 2004 filed on August 13, 2004, and its other reports with the Securities and Exchange Commission.





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                           ARGONAUT TECHNOLOGIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)
                                   (Unaudited)





                                                                 THREE MONTHS ENDED               NINE MONTHS ENDED
                                                                   SEPTEMBER 30,                    SEPTEMBER 30,
                                                               ------------------------        ------------------------
                                                                 2004          2003             2004              2003
                                                               --------        --------        --------        --------

Net sales                                                      $  4,796        $  5,166        $ 14,761        $ 18,303
  Costs and Expenses:
  Costs of sales                                                  2,914           2,558           9,022           9,927
  Inventory adjustments                                           1,090            --             1,301            --
  Research and development                                        1,119           1,063           2,992           3,417
  Selling, general and administrative                             3,080           2,835           9,372          10,356
  Amortization of purchased intangibles                             129             202             370             627
  Goodwill and other purchased intangibles write-off               --             1,612            --             1,612
                                                               --------        --------        --------        --------

Total costs and expenses                                          8,332           8,270          23,057          25,939
                                                               --------        --------        --------        --------
Loss from operations                                             (3,536)         (3,104)         (8,296)         (7,636)

Other income (expenses):
  Realized gain on the sale of asset                               --               460            --               460
  Interest and other income                                         125             172             474             704
  Interest and other expense                                        (16)           (173)           (195)           (499)
                                                               --------        --------        --------        --------
Net loss before provision for income taxes                       (3,427)         (2,645)         (8,017)         (6,971)
Income taxes benefit (provision)                                    (42)           (420)            (23)           (531)
                                                               --------        --------        --------        --------

Net loss                                                       $ (3,469)       $ (3,065)       $ (8,040)       $ (7,502)
                                                               ========        ========        ========        ========

Net loss per common share, basic and diluted                   $  (0.17)       $  (0.15)       $  (0.39)       $  (0.37)
                                                               ========        ========        ========        ========

Weighted-average shares used in
  computing net loss per common share, basic and diluted         20,532          20,196          20,484          20,111
                                                               ========        ========        ========        ========




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                           ARGONAUT TECHNOLOGIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)



                                                                      SEPTEMBER 30,    DECEMBER 31,
                                                                          2004             2003
                                                                      -------------    ------------
                                                                       (UNAUDITED)       (NOTE 1)

ASSETS

Current assets:
  Cash and cash equivalents                                            $   8,125        $   9,620
  Short-term investments                                                   1,959            3,850
  Accounts receivable, net                                                 4,249            5,993
  Inventories                                                              7,193            6,946
  Prepaid expenses & other current assets                                    694              562
  Notes receivable                                                            51               56
                                                                       ---------        ---------
    Total current assets                                                  22,271           27,027

Restricted cash                                                              279           12,317
Property and equipment, net                                                4,166            4,454
Goodwill                                                                   9,410            9,410
Other intangible assets, net                                               3,997            4,471
Long-term investments                                                      1,854            5,432
Other assets                                                                 175              204
                                                                       ---------        ---------
                                                                       $  42,152        $  63,315
                                                                       =========        =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                                     $   1,231        $   1,494
  Accrued compensation                                                       512              971
  Other accrued liabilities                                                2,175            2,406
  Deferred revenue                                                           578              978
  Current portion of notes payable and capital lease obligations              24           12,200
                                                                       ---------        ---------
    Total current liabilities                                              4,520           18,049

Long term debt                                                                56               23

Stockholders' equity:
  Common stock                                                                 2                2
  Additional paid-in capital                                             121,780          121,670
  Deferred stock compensation                                                 (4)              (9)
  Accumulated other comprehensive income (loss)                            1,082              824
  Accumulated deficit                                                    (85,284)         (77,244)
                                                                       ---------        ---------


    Total stockholders' equity                                            37,576           45,243
                                                                       ---------        ---------
                                                                       $  42,152        $  63,315
                                                                       =========        =========




(1) The condensed consolidated balance sheet at December 31, 2003 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.